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                                                                     EXHIBIT 5.2



                              MILAM & HOWARD, P.A.
                        50 NORTH LAURA STREET, SUITE 2900
                           JACKSONVILLE, FLORIDA 32202


                                 March 20, 2003


Scaffold-Jax, Inc.
c/o Brand Services, Inc.
15450 South Outer Highway 40
Suite 270
Chesterfield, MO  63017

Ladies and Gentlemen:

         We have acted as special counsel to Scaffold-Jax, Inc. (the "Guarantor") in connection with the preparation by Brand Services, Inc., a Delaware corporation (the "Company"), and the several guarantors named therein of a Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed exchange of 12% Senior Subordinated Notes Due 2012 of the Company (the "New Notes") for any and all of the Company's issued and outstanding 12% Senior Subordinated Notes Due 2012 (the "Old Notes"). The Old Notes and the New Notes are guaranteed (the "Guarantee") by the Guarantor. Capitalized terms used herein have the meanings set forth in the Registration Statement, unless otherwise defined herein.

         In rendering the opinions set forth below, we have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed necessary or appropriate. In all such examinations, we have relied upon the genuineness of all signatures, the authenticity of all original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. We also have assumed, with respect to all parties to agreements or instruments relevant hereto other than the Guarantor, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to various questions of fact relevant to such opinions, we have relied upon, and have assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company and others.

         Based upon the foregoing and subject to the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the Guarantor has the corporate power and corporate authority to issue, execute and deliver a Guarantee and to perform its obligations under such Guarantee, and the issuance, execution and delivery of such Guarantee, and the


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performance by the Guarantor of its obligations under such Guarantee, have been duly authorized by all requisite corporate action on the part of the Guarantor.

         We are members of The Florida Bar and the foregoing opinion is limited to the laws of the State of Florida.

         The opinions expressed herein are solely for your benefit and may not be relied upon in any manner or for any purpose by any other person and may not be quoted in whole or in part without our prior written consent, except that Mayer, Brown, Rowe & Maw may rely on this opinion as to matters of Florida law in rendering their opinion of even date herewith.

                                   Sincerely,


                                   MILAM & HOWARD, P.A.


                                   BY: /s/  G. ALAN HOWARD